Filed Pursuant to Rule 424(b)(3) under the Securities Act of 1933
Registration No. 333-178575

OHIO VALLEY BANC CORP.
Prospectus Supplement
Dated July 1, 2014
to the Prospectus dated December 16, 2011

OHIO VALLEY BANC CORP.
DIVIDEND REINVESTMENT PLAN

This prospectus supplement relates to the shares being offered under the Ohio Valley Banc Corp. Dividend Reinvestment Plan (the "Plan").  This prospectus supplement is part of the prospectus, should be read in conjunction with the prospectus and should be kept with your copy of the prospectus.  The information in this prospectus supplement supersedes the information in the prospectus only to the extent inconsistent with the prospectus.  The updates are effective as of July 1, 2014, and as follows:

1.	The administrator of the Plan is ClearTrust LLC. All communications to the Administrator regarding the Plan should be addressed to:

ClearTrust LLC
16540 Pointe Village Drive
Suite 206
Lutz, FL 33558
Phone:  813-235-4490
Fax:  813-388-4549
E-mail:  inbox@cleartrusttransfer.com
Hours:  9:00 AM to 5:00 PM Eastern Time

2.           With respect to supplemental payments:

a.	supplemental payments must be made payable to OVBC DRP and delivered to The Ohio Valley Bank Company, 420 Third Avenue, P.O. Box 240, Gallipolis, Ohio 45631; and

b.
if a supplemental payment is not fully invested in common shares within 30 days after the first regularly scheduled investment date after receipt of the supplemental payment by the Administrator, the Administrator will mail to the participant a check in the amount of any such unapplied supplemental payments, without interest.

3.
Upon a participant's withdrawal from the Plan, the Administrator will send to the participant all certificates or transfer whole shares to Direct Registration, as well as sending cash payments within 30 days from receipt of such notice of withdrawal by the Administrator.

The following references to the above matters are revised effective as of July 1, 2014:

Page	Revision

3	The first sentence of the paragraph captioned "Administration of the Plan" shall be replaced with the following sentence: "The Plan will be administered by ClearTrust LLC (the "Administrator")."

4
The second sentence of the paragraph captioned "When you may invest" shall be replaced with the following sentence:  "Supplemental payments must be delivered to The Ohio Valley Bank Company (the "Bank")."

4
The last sentence of the paragraph captioned "Investment dates" shall be replaced with the following sentence:  "Any dividends or supplemental payments not invested within 30 days after the next regularly scheduled investment date after such payment is received by the Administrator will be returned to the shareholder."

10	The third paragraph under the caption "3. Who administers the Plan?" shall be replaced with the following paragraph:

"All communications to the Administrator regarding the Plan should be addressed to:

ClearTrust LLC
16540 Pointe Village Drive
Suite 206
Lutz, FL 33558
Phone:  813-235-4490
Fax:  813-388-4549
E-mail:  inbox@cleartrusttransfer.com
Hours:  9:00 AM to 5:00 PM Eastern Time"

12	The second paragraph under the caption "8. How do I make supplemental investments?" shall be replaced with the following paragraph:

"Supplemental payments may be made by forwarding a check or money order to The Ohio Valley Bank Company, 420 Third Avenue, P.O. Box 240, Gallipolis, Ohio 45631, together with a payment form which will accompany each statement of account to the address provided on the payment form.  All checks and money orders for supplemental payments should be made payable to the OVBC DRP.  You have no obligation to make supplemental payments if you participate in the Plan, and you may cease or resume making supplemental payments at any time."

14	The fourth paragraph under the caption "11. When will dividends and supplemental payments be invested?" shall be replaced by the following paragraph:

"If a supplemental payment is not fully invested in common shares within 30 days after the first regularly scheduled investment date after receipt of the supplemental payment by the Administrator, the Administrator will mail to the participant a check in the amount of any such unapplied supplemental payments, without interest.  You are encouraged, therefore, to make supplemental payments as close as possible to the end of the month."

17
The last sentence of the first paragraph under the caption "20. How may I withdraw from the Plan?" shall be replaced with the following sentence: "The Administrator will send to you all certificates or transfer whole shares to Direct Registration and send to you cash payments described below within 30 days from the receipt of such notice of withdrawal by the Administrator."

Investments under the Plan involve risks, including the possible loss of principal.
Please read "Risk Factors" beginning on page 5 of the prospectus.

The securities offered by the prospectus are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, nor any state securities regulator has approved or disapproved of the securities or determined if the prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.